UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

 Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

Colony Bankcorp, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply)

☒ No fee required
☐ Fee paid previously with preliminary materials
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 11, 2024

Dear Fellow Shareholder:
On behalf of the Board of Directors and management of Colony Bankcorp, Inc. (the "Company"), I cordially invite you to attend the 2024 Annual Meeting of Shareholders. The meeting will be held at 11:00 a.m., local time, on May 16, 2024, at the Company’s Corporate Headquarters, 115 South Grant Street, Fitzgerald, Georgia.
As we do at this meeting every year, in addition to considering the matters described in the Proxy Statement, we will present management’s report on the Company’s 2023 financial and operating performance and will address your questions and comments.
A Proxy Statement describing the business to be conducted at the Annual Meeting and a proxy card enabling you to vote without attending the meeting is enclosed. Our Annual Report to Shareholders for the year ended December 31, 2023 is also provided. In accordance with the rules of the Securities and Exchange Commission, our Proxy Statement, proxy card and 2023 Annual Report to Shareholders are also available on the Internet at https://materials.proxyvote.com/19623P.
An important part of the Annual Meeting is the shareholder vote on corporate business items. I urge each of you to exercise your rights as a shareholder to vote and participate in this process. In this Annual Meeting, shareholders are being asked to consider and vote upon: (1) the election of eight directors of the Company; (2) the advisory (non-binding) resolution to approve our executive compensation as disclosed in the enclosed Proxy Statement; (3) the ratification of the appointment of Mauldin & Jenkins, LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2024; and (4) any other business that may properly come before the Annual Meeting or any other adjournment or postponement thereof.

It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to read the enclosed Proxy Statement and vote and submit your proxy online, by telephone, or by mail. This will ensure that your shares are represented at the Annual Meeting and will save us the additional expense of soliciting proxies. If you vote your shares prior to the Annual Meeting, you will have the right to revoke your proxy and vote your shares by one of the methods described in the Proxy Statement.

Your Board of Directors and management are committed to the continued success of Colony Bankcorp, Inc. and the enhancement of your investment. As CEO, I want to express my appreciation for your confidence and support.

Sincerely,
T. Heath Fountain
Chief Executive Officer

COLONY BANKCORP, INC.
Post Office Box 989
115 South Grant Street
Fitzgerald, Georgia 31750

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 16, 2024

To the shareholders of Colony Bankcorp, Inc.:

NOTICE IS HEREBY GIVEN that the 2024 Annual Meeting of Shareholders (the “Annual Meeting”) of Colony Bankcorp, Inc. (the “Company”) will be held at Colony Bankcorp, Inc.’s Corporate Office at 115 South Grant Street, Fitzgerald, Georgia on Thursday, May 16, 2024 at 11:00 a.m., local time, for the following purposes:

1.To elect eight directors to serve until the 2025 Annual Meeting of Shareholders and until their successors have been duly elected and qualified;
2.To solicit an advisory (non-binding) vote approving the Company’s executive compensation;

3.To ratify the appointment of Mauldin & Jenkins, LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2024; and

4.To transact any other business that may properly come before the Annual Meeting or any other adjournment or postponement thereof. As of the date of this proxy statement, the Board of Directors is not aware of any other such business.

The close of business on March 22, 2024 has been fixed as the record date by the Board of Directors for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Only shareholders of record at the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting.

Shareholders may receive more than one proxy because of shares registered in different names or addresses. Each such proxy should be marked, dated, signed and returned. Please check to be certain of the manner in which your shares are registered - whether individually, as joint tenants, or in a representative capacity - and sign the related proxy accordingly.

A complete list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder, for any purpose germane to the Annual Meeting, during normal business hours, for a period of at least 10 days prior to the Annual Meeting at the Company’s corporate office located at the address set forth above.

It is important that your shares be represented and voted at the meeting regardless of the numbers of shares you own. Whether or not you plan to attend the Annual Meeting, you are urged to promptly vote the enclosed proxy. You can vote your shares online or by telephone, or by completing and returning the proxy card or voting instruction card sent to you. Voting instructions are printed on your proxy card or voting instruction card and are included in the accompanying proxy statement. You may revoke your proxy at any time prior to its exercise by written notice to the Company prior to the meeting or by attending the meeting personally and voting. Returning your proxy does not deprive you of your right to attend the Annual Meeting and vote your shares in person.

More detailed information regarding the matters to be acted upon at the special meeting is contained in the proxy statement accompanying this notice.

    By Order of the Board of Directors
    T. Heath Fountain
    Chief Executive Officer

Fitzgerald, Georgia
April 11, 2024

COLONY BANKCORP, INC.
Post Office Box 989
115 South Grant Street
Fitzgerald, Georgia 31750

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD
May 16, 2024

This proxy statement is being furnished to the shareholders of Colony Bankcorp, Inc. in connection with the solicitation of proxies by its Board of Directors (the “Board”) to be voted at the 2024 Annual Meeting of Shareholders and at any adjournments thereof (the “Annual Meeting”) for the purposes set forth in this proxy statement and the accompanying notice of the meeting. The Annual Meeting will be held on Thursday, May 16, 2024, at Colony Bankcorp, Inc.’s Corporate Office at 115 South Grant Street, Fitzgerald, Georgia 31750, at 11:00 a.m. local time.

The approximate date on which this proxy statement and the accompanying proxy card are first being sent or mailed to shareholders is April 11, 2024. You should read the entire proxy statement carefully before voting.

As used in this proxy statement, the terms “Colony Bankcorp,” “Company,” “Colony,” “we,” “our” and “us” all refer to Colony Bankcorp, Inc. and its wholly-owned banking subsidiary, Colony Bank, except where the context requires otherwise.

Notice Regarding The Internet Availability Of Proxy Materials

We have posted materials related to the 2024 Annual Meeting on the Internet. The following materials are available on the Internet at https://materials.proxyvote.com/19623P:

•This proxy statement for the 2024 Annual Meeting,
•Colony’s 2023 annual report to shareholders, and
•Colony’s Annual Report on Form 10-K for the year ended December 31, 2023, and filed with the Securities and Exchange Commission.

VOTING

General

The securities which can be voted at the Annual Meeting consist of the Company’s common stock, $1.00 par value per share (“Company common stock”), with each share entitling its owner to one vote on each matter submitted to the shareholders. The record date for determining the holders of Company common stock who are entitled to notice of and to vote at the Annual Meeting is March 22, 2024. Holders of shares of our common stock at the close of business on the record date are entitled to attend the Annual Meeting and vote on the proposals brought forth during the Annual Meeting or any postponements or adjournments thereof. On the record date, 17,558,611 shares of Company common stock were outstanding and eligible to be voted.

Quorum and Vote Required

The presence, in person or by proxy, of a majority of the outstanding shares of Company common stock is necessary to constitute a quorum at the Annual Meeting. In determining whether a quorum exists at the Annual Meeting for purposes of all matters to be voted on, all votes “for” or “against” as well as all broker non-votes and abstentions (including votes to withhold authority to vote) will be counted.

In voting for the proposal to elect eight directors (Proposal No. 1), you may vote in favor of all nominees or withhold your votes as to all or as to specific nominees. The vote required to approve each director nominee set forth in Proposal No. 1 is governed by the Company’s Amended and Restated Bylaws and is an affirmative vote of a majority of the votes cast at the Annual Meeting where a quorum is present, provided, however, in the event of a contested election for a director seat, such director shall be elected by a plurality of votes received rather than a majority of votes cast. Abstentions, votes withheld, and broker non-votes will not be counted and will have no effect. Shareholders are not entitled to cumulative voting in the election of our directors. Any other matter which may be submitted to shareholders at the Annual Meeting will be determined by a majority of the votes cast at the Annual Meeting, excluding abstentions, votes withheld, and broker non-votes, which will not be counted and will have no effect.

In voting on the proposal to approve the advisory (non-binding) vote on executive compensation (Proposal No. 2), you may vote for or against the proposal or abstain. The proposal will be deemed approved if a majority of the votes cast at the Annual Meeting are voted for Proposal No. 2, excluding abstentions, votes withheld, and broker non-votes, which will not be counted and will have no effect. The vote is advisory, and will not be binding upon the directors.

In voting on the proposal to approve the ratification of the Company’s independent registered public accounting firm ( Proposal No. 3), you may vote for or against the proposal or abstain. The proposal will be deemed approved if a majority of the votes cast at the Annual Meeting are voted for Proposal No. 3, excluding abstentions and votes withheld, which will not be counted and will have no effect.

As of March 22, 2024, our directors and executive officers held 1,156,646 shares of Company common stock, or approximately 6.59% of all outstanding common stock, and we believe that all of those shares will be voted in favor of all proposals.

In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned or postponed to permit the further solicitation of proxies.

The Board recommends that you vote your shares "FOR" the election of each of the eight director nominees named in this proxy statement, "FOR" the advisory vote on the compensation of Colony’s named executive officers, and "FOR" the ratification of Mauldin & Jenkins, LLC as our independent registered public accounting firm for 2024.

Proxies

If you hold your shares in your own name, you may vote by proxy or in person at the Annual Meeting. To vote your shares, you may select one of the following options:

•Vote by Telephone - You can vote your shares by telephone by calling 1-800-690-6903. Telephone voting is available 24 hours a day, seven days a week, until 11:59 P.M., Eastern Time, on May 15, 2024. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. If you vote by telephone, you do NOT need to return your proxy card.

•Vote by Internet - You can also choose to vote by visiting www.proxyvote.com. Internet voting is available 24 hours a day, seven days a week, until 11:59 P.M., Eastern Time, on May 15, 2024. You will be given the opportunity to confirm that your instructions have been properly recorded. If you vote on the Internet, you do NOT need to return your proxy card.

•Vote by Mail - If you choose to vote by mail, simply mark your proxy card, date and sign it and return it in the postage-paid envelope provided.

•Vote in Person - You can vote your shares at the Annual Meeting by attending the Annual Meeting and voting in person.

All properly executed proxy cards delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In voting by proxy with regard to the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees or withhold your votes as to specific nominees. You should specify your choices on the proxy card. If no specific instructions are given with regard to the matters to be voted upon, the shares represented by a signed proxy card will be voted “FOR” the proposals listed on the proxy card. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

All expenses incurred in connection with the solicitation of proxies will be paid by the Company. Solicitation may take place by mail, telephone, telegram, or personal contact by our directors, officers, and employees of the Company without additional compensation. The Annual Report of the Company for the year 2023, which includes the Audited Consolidated Financial Statements and accompanying Notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations, accompanies this proxy statement.

Beneficial Holders: Shares Registered in the Name of Broker, Bank or Other Agent

Many of our shareholders hold their shares through a bank, broker, or other nominee rather than directly in their own name. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, commonly referred to as “street name,” you should have received our proxy materials from that organization rather than from us. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You should follow the instructions provided by your broker, bank or other agent regarding how to vote your shares. As the beneficial owner of shares held in street name, you are also invited to attend the Annual Meeting. However, since your bank, broker, or other nominee, and not you, is the shareholder of record, you may not vote shares held in street name in person at the Annual Meeting unless you obtain a signed “legal proxy” from your bank, broker, or other nominee giving you the right to vote the shares. Your bank, broker, or other nominee has enclosed or provided with this proxy statement a voting instruction card for you to use to direct your bank, broker, or other nominee how to vote your shares.

If your shares are held by your broker, bank or other agent as your nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.”  You are not the “record holder” of such shares. If this is the case, you will need to obtain a proxy card from the organization that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. Brokers, banks or other agents that have not received voting instructions from their customers cannot vote on their customers’ behalf with respect to proposals that are not “routine” but may vote their customers’ shares with respect to proposals that are “routine.”  Shares that brokers, banks and other agents are not authorized to vote are referred to as “broker non-votes.” The ratification of the Company’s independent registered public accounting firm is a routine proposal, while the election of directors, and the advisory vote on executive compensation are not “routine” proposals. Therefore, if you are a beneficial holder and if you submit a voting instruction form to your bank, broker or other nominee but do not specify how to vote your shares, your shares will be voted in the bank, broker or other nominee’s discretion with respect to the ratification of the Company’s independent registered public accounting firm but such shares will not be voted with respect to the election of directors, and the advisory vote on executive compensation.

If your shares are held by your broker, bank or other agent as your nominee, you must follow the instructions provided by your broker, bank or other agent as your nominee if you wish to change or revoke your vote.

Proxies

The Board has appointed T. Heath Fountain and Mark H. Massee as your proxies, each with power of substitution, at the Annual Meeting. We are not aware of any other matters to be considered at the Annual Meeting. However, if any other matters come before the Annual Meeting, Mr. Fountain and Mr. Massee will vote your proxy on such matters in accordance with their judgment .

Changing My Vote

All proxy cards delivered pursuant to this solicitation are revocable at any time before the Annual Meeting by giving written notice to our Secretary, Edward L. Bagwell, at 115 South Grant Street, Fitzgerald, Georgia 31750, by delivering a later dated proxy card, by voting in person at the Annual Meeting, or by voting again by telephone or on the Internet prior to 11:59 P.M., Eastern Time, on May 15, 2024. Please note that attending the Annual Meeting in person will not automatically change or revoke your proxy unless you vote again in person at the Annual Meeting.

If your shares are held by your broker, bank or other agent as your nominee, you must follow the instructions provided by your broker, bank or other agent as your nominee if you wish to change or revoke your vote.

Voting Results

The Company will publish the voting results in a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission (“SEC”) within four business days following the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results .

Attending the Annual Meeting

If you attend the Annual Meeting and desire to vote your shares at the meeting, you must bring photo identification. If you hold your shares through a bank, broker or other agent, you must also bring proof of your ownership of your shares, such as the voting instruction form or an account statement from your broker, bank or other agent. Without proof of ownership, you may not be allowed to vote at the meeting. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Annual Meeting is prohibited without express written consent of the Company.

Proxy Solicitation

The Board of Directors is asking for your proxy, and we will pay all of the costs of soliciting shareholder proxies. In addition to the solicitation of proxies via mail, our officers, directors and employees may solicit proxies personally or by other means of communication, without being paid additional compensation for such services. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners of common stock.

Additional Questions

Shareholders who have questions about the matters to be voted on at the Annual Meeting or how to submit a proxy, or who desire additional copies of the Proxy should contact Edward L. Bagwell at Colony Bankcorp, Inc., 115 South Grant Street, Fitzgerald, Georgia 31750 or by phone at (229) 426-6000 or by email to lbagwell@colonybank.com.

BUSINESS OF THE COMPANY

The Company is a Georgia business corporation that began operating as Colony Bank in 1975. The Company was organized for the purpose of operating as a bank-holding company in 1982 under the Federal Bank Holding Company Act of 1956, as amended, and the bank holding company laws of Georgia. From 1984 through 2008, the Company engaged in a series of mergers and acquisitions that resulted in the Company’s ownership of seven banking subsidiaries and one non-bank subsidiary. In 2008, the Company affected a merger (the “Merger”) of its subsidiary banks into one surviving bank, Colony Bank of Fitzgerald, which it renamed Colony Bank (the “Bank”).

The Company conducts a general full service commercial, consumer and mortgage borrowing business through 36 locations throughout Georgia and is now serving Alabama and North Florida. The Bank also helps its customers achieve their goal of home ownership through Colony Bank Mortgage. In 2021, through a fully owned subsidiary of the Bank, CBAN Customer Synergy, LLC, the Company began offering insurance to its customers. Because the Company is a bank holding company, its principal operations are conducted through its wholly-owned subsidiary bank, Colony Bank. The Company has 100 percent ownership of the Bank and maintains systems of financial, operational and administrative controls that permit centralized evaluation of the operations of the Bank in selected functional areas including operations, accounting, marketing, investment management, purchasing, human resources, computer services, auditing, compliance and credit review.

Responsibility for management of the Bank remains with the Bank’s Board of Directors and officers. Services rendered by the Company are intended to assist bank management and to expand the scope of available banking services.

Colony Bankcorp, Inc.’s common stock is quoted on the NASDAQ Global Market under the symbol “CBAN.”

Employees

As of December 31, 2023 the Company and its subsidiaries employed 464 employees, 453 of which are full-time employees.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our Board of Directors consists of ten members, eight of whom are non-employee directors. The Company’s Amended and Restated Bylaws provide that the Board of Directors shall consist of not less than three nor more than 25 persons, with the exact number to be fixed and determined from time to time by resolution of the Board of Directors, or by resolution of the shareholders at any annual or special meeting of shareholders. Our Board of Directors also serves as the Board of Directors of the Bank.

The Board of Directors has voted that the Board consist of eight members for the Company’s 2024 fiscal year.

The Nominating Committee, consisting of independent directors Edward P. Loomis, Jr., Meagan M. Mowry, Matthew D. Reed and Harold Wyatt, III, recommended to the full Board a slate of directors for consideration in the shareholders proxy for the Annual Meeting. The Board of Directors, based on the Nominating Committee recommendations, has nominated the following persons for submission to the shareholders for election for a one-year term expiring at the 2025 annual meeting:

Scott L. Downing                    Mark H. Massee
T. Heath Fountain                Meagan M. Mowry
Audrey D. Hollingsworth                Matthew D. Reed
Edward P. Loomis, Jr.                Brian D. Schmitt

Each of the nominees is currently a director.

The Board of Directors unanimously recommends that you vote “FOR” each of the eight nominees named above to the Board of Directors.

Each of the nominees has consented to serve if elected. If any nominee should be unavailable to serve for any reason, the Board may designate a substitute nominee (in which event the persons named as proxies will vote the shares represented by all valid proxy cards for the election of such substitute nominee), allow the vacancy to remain open until a suitable candidate is located, or reduce the number of directors.

Set forth below is information as of March 22, 2024 about each of the director nominees, including his or her name, age, experience and qualifications, each of the positions and offices he or she holds with the Company, his or her term of office as a director, and all periods during which he or she has served as a director of the Company. Each director's beneficial ownership of Company common stock is set forth in the table under the section "Stock Ownership" in this proxy statement.

As currently comprised, the Board of Directors is a diverse group of individuals who are drawn from various market sectors and industry groups with a presence in the Bank's markets. Board members are individuals with knowledge and experience who serve and represent the Company's geographic footprint throughout the counties and communities served. Current board representation by outside directors demonstrates a background in banking, local government, construction and small business ownership, with the expertise of these individuals covering a broad array of skills including corporate management, human resource management, strategic planning, business acquisitions, and small business operations. In addition, generational attributes further broaden the diversity of the full board.

Directors and Nominees

Scott L. Downing. Mr. Downing, age 53, is the President of SDI Investments and President of Lowell Packing Company. He has served as President of SDI Investments since 2005 and as an officer of Lowell Packaging Company since 1997. Mr. Downing presently is involved with managing family investments. He is very active in community affairs and currently serves as Chairman of the Dorminy Medical Center Foundation. Mr. Downing has also served as Ben Hill County Commissioner and Chairman of the ACCG policy committee for Economic Development and Transportation. He previously served as a Director of the Colony Bank Fitzgerald charter until the Merger in 2008 and has served as a community board member of the Colony Bank Fitzgerald office since 2008. Mr. Downing graduated from Georgia Southern University with a BBA in Management. Mr. Downing has been a Director of the Company since January 2012.

The Board of Directors believes that Mr. Downing’s broad business background dealing with regulatory issues and bank board experience will provide invaluable expertise in oversight and setting policy for the Company and will make him an excellent candidate for Director of the Company.

T. Heath Fountain. Mr. Fountain, age 48, has served as Chief Executive Officer of the Company since July 2018. He is responsible for providing strategic leadership by working with the Board of Directors and the senior management team to establish long-term goals, growth strategies, and processes and procedures for the Company and the Bank. Mr. Fountain’s primary objective is to ensure the Bank’s affairs are carried out competently, ethically, in accordance with the law, and in the best interest of employees, customers, and shareholders. Mr. Fountain also served as Acting Chief Financial Officer from January 2023 until January 2024 and President of the Company from July 2018 until September 2022. Mr. Fountain is an experienced executive officer and has numerous years of experience in the banking industry and brings significant public-company experience and market-area knowledge to the position. From 2015 to 2018, Mr. Fountain served as the President and Chief Executive Officer of Planters First Bank in Hawkinsville, Georgia. Prior to his tenure at Planters First Bank, he served as Executive Vice President and Chief Financial Officer of Albany-based Heritage Financial Group from 2007 until its acquisition by Renasant Bank in 2015. Mr. Fountain graduated from University of Georgia with a BBA in Accounting. Mr. Fountain has been a Director of the Company since July 2018.

The Board of Directors believes that Mr. Fountain’s background in executive leadership roles and his experience in the banking industry will make him an excellent candidate for Director of the Company.

Audrey D. Hollingsworth. Ms.. Hollingsworth, age 61, is Vice President of People Services for Goodwill Industries of the Southern Rivers, a position she has held since 2018. In her current position she is continuing her career in human resources management Before joining Goodwill Industries of the Southern Rivers, Ms. Hollingsworth was President of the Hollingsworth Group, a human resources and information technology consulting company. For 26 years prior to joining Hollingsworth Group, she served in positions of increasing responsibility at Synovus Financial Corporation, eventually ascending to the position of Group Executive and Chief People Officer. Ms. Hollingsworth serves on the Board of Directors for the Development Authority Foundation Board, the University of Georgia’s J.W. Fanning Institute for Leadership Development Advisory Board, the Mayor’s Advisory Committee for Public Safety and Law Enforcement, and the Greater Columbus Georgia Chamber of Commerce, of which she is Past Chairman. In addition, she is an alumna, Past President, and Chairman of Leadership Georgia and

is currently a member of the Society for Human Resources and Delta Sigma Theta Sorority, Inc. Ms. Hollingsworth is a recipient of the Girl Scouts of Historic Georgia’s Women of Achievement Award. She holds a Bachelor of Science in Business Education from the University of Georgia and a Master of Science in Management from Troy State University. Ms. Hollingsworth has been a Director of the Company since December 2022

The Board of Directors believes that Ms. Hollingsworth’s experience in Human Resource roles and her experience in the banking industry will make her an excellent candidate for Director of the Company.

Edward P. Loomis, Jr. Mr. Loomis, age 70, served as President and Chief Executive Officer of the Company from May 2012 until he retired from the position in July 2018. During his time with the Company he steered the Company out of the recession, adding new efficiencies and expanding it into new markets. Mr. Loomis is an experienced executive officer beginning his career in 1975 at Trust Company Bank in Atlanta, Georgia, where he served as Vice President and Commercial Leander. Mr. Loomis served as President and Chief Executive Officer of Atlantic Southern Bank from 2009 to 2011 and First Macon Bank & Trust from 1987 to 1998, both based in Macon, Georgia. In addition, he served as interim President and Chief Executive Officer of Rivoli Bank and Trust in Macon from August to December 2005. Mr. Loomis graduated from University of Mississippi with a BBA in Banking and Finance. Mr. Loomis has been a Director of the Company since May 2012.
The Board of Directors believes that Mr. Loomis’ background in executive leadership roles and his experience in the banking industry will make him an excellent candidate for Director of the Company.

Mark H. Massee. Mr. Massee, age 70, is a self-employed building construction consultant. He is the retired President of Massee Builders, Inc. with which he was affiliated for 42 years. Mr. Massee is Owner/Manager of MHM Properties and is Owner/President of Dorminy-Massee House Inc., a bed and breakfast inn. Mr. Massee graduated from Georgia Institute of Technology with a BS in Industrial Management. Mr. Massee is the former mayor of the City of Fitzgerald, Georgia. He has served as a Director of Colony Bank since 1996. Mr. Massee has been a Director of the Company since February 2007 and served as Vice Chairman of the Board from June 2013 until June 2016. Mr. Massee has served as Chairman of the Board since June 2016.

The Board of Directors believes that Mr. Massee’s experience in commercial real estate and management will make him an excellent candidate for Director of the Company.

Meagan M. Mowry. Ms. Mowry, age 47, is the co-founder and co-owner of Simcoe Investments, founded in September 2008, and its development and construction subsidiaries, Homes of Integrity Construction and Integrity Real Estate. Ms. Mowry has served as Manager and Marketing Director of Integrity Real Estate, LLC since January 2016 and as Vice President of Homes of Integrity from 2004 to 2016. Ms. Mowry entered the real estate industry in 2004 and has been a licensed real estate agent since 2014 through the Savannah Board of Realtors. Ms. Mowry currently serves as a board member for the Sales and Marketing Council of the Savannah Home Builders Association. Ms. Mowry has been a Director of the Company since March 2019.

The Board of Directors believes that Ms. Mowry’s knowledge of real estate lending and finance and her understanding of the real estate industry will make her an excellent candidate for Director of the Company.

Matthew D. Reed. Mr. Reed, age 36, is the owner and Chief Executive Officer of Georgia CEO, a network of local websites focused on the business communities across Georgia. Mr. Reed has been the owner of the company since 2010 and Chief Executive Officer of the company since 2012. Mr. Reed also serves on the Board of Governors for the Georgia Chamber of Commerce and sits on the UGA Small Business Development Center’s State Advisory Board. He has served as a community board member of the Colony Bank Albany office since December 2018. Mr. Reed graduated from Valdosta State University with a BBA in Management. Mr. Reed has been a Director of the Company since March 2019.

The Board of Directors believes that Mr. Reed’s record of business and civic achievement will be invaluable to our mission as a community bank. Also, the expertise and insight he provides to the Greater Georgia business community will add a unique perspective to our Board’s governance and will make him an excellent candidate for Director of the Company.

Brian D. Schmitt. Mr. Schmitt, age 62, has served as Executive Vice Chairman of the Board and a Director of the Company since August 2021. From July 2016 to August 2021, Mr. Schmitt served as President and Chief Executive Officer of SouthCrest Financial Group, Inc. and SouthCrest Bank until its merger with the Company in August 2021. In his past Mr. Schmitt has a history of start-up, growth, consolidation and sale of financial institutions. Prior to his time at SouthCrest, Mr. Schmitt has held many other executive leadership positions with other banks, including The PrivateBank, Premier Bank and Heritage Financial Group. Mr. Schmitt graduated from Troy University with a BA in Finance. He has been in banking since 1983.

The Board of Directors believes that Mr. Schmitt's experience in bank executive management will make him an excellent candidate for Director of the Company.

No director named herein has a family relationship, as defined in Item 401 of Regulation S-K, with any of the other directors or executive officers. No director named herein is being proposed for election pursuant to any agreement or understanding between such director and the Company. Each director serves until the Annual Meeting following his election or until such later time as his successor is elected and qualifies or there is a decrease in the number of directors.

Retiring Directors

The following directors are retiring from the Board of Directors after the Annual Meeting.

Jonathan W.R. Ross. Mr. Ross, age 60, is President of Ross Construction Company, a heavy highway commercial construction company that Mr. Ross has operated as President for the past 20 years. Mr. Ross previously served as a Director of the Colony Bank Worth charter until the Merger in 2008 and has served as a community board member of the Colony Bank Sylvester office since 2008. Mr. Ross has been a Director of the Company since May 2007.

Harold W. Wyatt, III. Mr. Wyatt, age 55, has been involved in the commercial real estate industry since 1994 and is currently the principal owner of Wyatt Capital, LLC and Wyatt Realty Company, LLC. Both companies were founded in 2007 by Mr. Wyatt and are principally in the business of developing, acquiring, improving, and selling investment commercial real estate assets along with providing third party general brokerage services to clients. Mr. Wyatt has previously served on the Board of Directors for Darlington School in Rome, Georgia, Trinity School in Atlanta, Georgia, and Peachtree Golf Club in Atlanta, Georgia. Mr. Wyatt was elected to the SouthCrest board in 2010 and served as Chairman of the Board of Directors of SouthCrest Financial Group, Inc. beginning in 2018 until its merger with Colony in August 2021. Mr. Wyatt graduated from University of Georgia with a BBA in Finance. He has served as a Director of the Company since August 2021.

Executive Officers

T. Heath Fountain, Edward Lee Bagwell, III, Leonard Bateman, Jr., Roy Dallis Copeland, Jr., Kimberly C. Dockery, and Derek Shelnutt are executive officers of the Company. The following are certain biographical information for our executive officers. For Mr. Fountain, who also serves as a director of the Company, please see “Directors and Nominees” for their biographical information.

Edward L. Bagwell, III. Mr. Bagwell, age 56, has served as Executive Vice President, Chief Risk Officer and General Counsel of the Company since May 2019, and Corporate Secretary of the Company since December 2019, and previously served as Executive Vice President and Chief Credit Officer of the Company from August 2017 until May 2019. In his current role with the Company, Mr. Bagwell is responsible for identifying, assessing, measuring, monitoring, mitigating and managing all types of risk arising from the internal and external business environment at a bank-wide level as well as supervising all legal matters involving the bank, reviews all legal matters involving the bank, and reviews all legal bills submitted to the Company for propriety and reasonableness of charges payment. Mr. Bagwell served as Senior Vice President and Chief Credit Officer from October 2016 to August 2017. Mr. Bagwell joined the Company in June 2003 as a commercial lender and in-house legal counsel with Colony Bank Southeast. Beginning in 2008 he served as the Company’s in-house legal counsel and was in charge of the Bank’s special assets. Prior to that time, Mr. Bagwell was in private practice of law in Douglas, Georgia.

Leonard Bateman, Jr. Mr. Bateman, age 51, has served as Executive Vice President and Chief Credit Officer of the Company since May 2020, and previously served as Senior Credit Officer of the Company between May 2019 and May 2020. In his current role with the Company, Mr. Bateman is responsible for galvanizing and managing all aspects of the credit risk management function including design, execution and communication of policy, approval process, administration, and portfolio analysis. Mr. Bateman served as Director, President and CEO of Calumet Bank in LaGrange, Georgia from August 2012 to May 2019, when it was acquired by the Company. While at Calumet during the great recession, Calumet performed in the top quartile in multiple credit metrics. Mr. Bateman served as Chief Lending Officer at Calumet until he was appointed President and CEO, previously he served as Regional Credit Officer of Flag Bank. He has approximately 26 years of banking experience.

Roy Dallis Copeland, Jr. Mr. Copeland, age 55, has served as President of the Company and the Bank since September 2022, and previously served as Special Advisor of the Company and the Bank from July of 2021 to

September 2022. Mr. Copeland also served as Executive Vice President and Chief Community Banking Officer at Synovus Financial Corporation from 2015 until 2019, where he was responsible for all banking services including corporate, commercial real estate, retail, private wealth, treasury management, credit card, marketing and special assets. During his tenure at Synovus, he was a member of the Executive Committee and reported directly to the Chairman and CEO from 2009 until his retirement in 2019. Mr. Copeland currently serves on the Board of the Development Authority of Columbus. He previously served on the executive committee for the University System of Georgia Foundation and has served as a member of various boards, including the Greater Columbus Chamber of Commerce and the Georgia Bankers Association.

Kimberly C. Dockery. Ms. Dockery, age 41, has served as Executive Vice President and Chief of Staff since September 2022, prior to that she served as Executive Vice President and Chief Administrative Officer of the Company from July 2018. In her current role with the Company, Ms. Dockery is responsible for the day-to-day oversight of Information Technology and Human Resources as well as for the Innovative and Strategic objectives of the company. Prior to her joining the Company, she served as Chief Administrative Officer at Planters First Bank from 2015 to 2018. Prior to joining Planters First Bank, Ms. Dockery served as Management Reporting and Banking Officer at Albany-based Heritage Financial Group from 2007 to 2015.

Derek W Shelnutt. Mr. Shelnutt, age 37, has served as Executive Vice President, Chief Financial Officer of the Company since January 2024 and as Executive Vice President, Chief Financial Officer of the Bank since July 2023. In his current role, Mr. Shelnutt is responsible for developing and implementing the Company’s financial strategies, internal and external financial reporting, oversight of the accounting function, and corporate treasury activities. Since 2020, Mr. Shelnutt has served in several roles at the Company including Chief Accounting Officer, Treasurer, and Controller. Prior to joining the Company, Mr. Shelnutt has served in various other accounting and finance roles such as SOX Compliance Manager at CresCom Bank, Treasury Accountant at Charter Bank, and in public accounting. Mr. Shelnutt is an actively licensed Certified Public Accountant and is a member of the American Institute of Certified Public Accountants.

Executive officers do not hold office for a fixed term but may be removed by the Board of Directors with or without cause. There are no arrangements or understandings between any of the executive officers and any other person pursuant to which he or she was selected as an executive officer. No executive officer named herein has a family relationship, as defined in Item 401 of Regulation S-K, with any of the directors or other executive officers.

Governance of the Company

Overview

Our Board of Directors believes that the purpose of corporate governance is to ensure that shareholder value is maximized in a manner consistent with legal requirements and the highest standards of integrity. The Company, through its Board of Directors and management, has long sought to meet the highest standards of corporate governance. The Board has adopted and adheres to corporate governance guidelines which the Board and senior management believe promotes this purpose, are sound and represent best practices. We continually review these governance practices, Georgia law (the law of the state in which we are incorporated), the rules and listing standards of the NASDAQ Stock Market, and SEC regulations, as well as best practices suggested by recognized governance authorities.

Director Independence

The Board has evaluated the independence of its directors in accordance with the NASDAQ rules and applicable rules and regulations of the SEC. Our corporate governance guidelines and principles and the NASDAQ rules require that a majority of the Board be composed of directors who meet the requirements for independence established by these standards. Currently, our Board of Directors has ten members, all of whom meet the NASDAQ standard for independence with the exception of Messrs. Fountain, and Schmitt. The rules of the NASDAQ Stock Market, as well as those of the SEC, also impose several other requirements with respect to the independence of our directors. Following the Annual Meeting, the Board of Directors will consist of eight members, of which six members will meet the NASDAQ standard for independence. The Board of Directors has determined that Messrs. Fountain and Schmitt each do not qualify as an independent director because they are current or past executive officers of the Company and/or the Bank. The Board has further determined that each director who serves on the Audit Committee, Governance Committee, Compensation Committee and Nominating Committee satisfies the independence requirements for such committees in accordance with the NASDAQ rules and applicable rules and regulations of the SEC.

Director Qualifications

Our Company places a strong emphasis on the ethical conduct and values of our directors. It is crucial for them to uphold the highest standards of professionalism and personal integrity, aligning with our longstanding values and principles. To ensure that our directors possess the necessary qualifications, we seek individuals who have extensive experience in policy-making roles within various sectors such as business, government, or civic organizations.

In addition to their professional background, our directors must be dedicated to enhancing shareholder value. This means that they should prioritize the long-term growth and success of the Company, always considering the best interests of our shareholders. To fulfill their responsibilities effectively, our directors must also have sufficient time available to carry out their duties and contribute valuable insights and practical wisdom based on their own unique experiences.

One of the key expectations from our directors is that they represent the interests of all shareholders. This means that they should act impartially and make decisions that benefit the entire shareholder base rather than favoring specific individuals or groups. When evaluating potential candidates for director positions, our Board of Directors takes into account various factors. These include the candidate's independence, character, judgment, diversity, age, skills, financial literacy, and relevant experience. By considering these aspects, we aim to ensure that our board is well-rounded and capable of addressing the diverse needs and challenges faced by our Company.

Above all, our Board of Directors prioritizes the selection of individuals who will actively contribute to the interests of our shareholders. We seek individuals who have a proven track record of professional and personal achievements, as well as expertise that aligns with our growth strategy. By bringing together a diverse group of directors with a wide range of experiences and perspectives, we believe that we can enhance our ability to make informed decisions and drive our Company's success in the long run.

Leadership Structure of the Board

The Company is committed to strong Board leadership. Our governance framework provides the Board with flexibility to select the appropriate leadership structure for the Company. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’ shareholders. In accordance with the Company’s Amended and Restated Bylaws, the Board of Directors elects our Chief Executive Officer and our Chairman; each of these positions may be held by the same person or may be held by two persons. Currently, Mark H. Massee serves as Chairman of both the Company and the Bank and T. Heath Fountain serves as Chief Executive Officer of both the Company and the Bank. In this capacity as Chairman, Mr. Massee has frequent contact with Mr. Fountain and other members of management on a broad range of matters and has additional corporate governance responsibilities for the Board. The Board of Directors believes that separating the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision-making, and alignment with corporate strategy and provides an effective leadership model for the Company. In light of the active involvement by all independent directors, the Board of Directors has not specified a lead independent director at this time. After careful consideration, the Board of Directors believes that its current structure is appropriate to effectively manage the affairs of the Company and the best interests of the Company’s shareholders. From time to time, the board leadership structure will be re-evaluated to ensure that it continues to be the most effective approach in serving the Company’s goals. In addition, to further strengthen the oversight of the full board of directors, our independent directors hold executive sessions at which only independent directors are present. The executive sessions are scheduled in connection with regularly scheduled board meetings, which occurs at least four times a year.

Executive Sessions

In order to give a significant voice to our non-management directors, we provide for executive sessions of our non-management and independent directors. Our Board believes this is an important governance practice that enables the Board to discuss matters without management present. Our non-management directors are given the opportunity to meet in executive session following each regularly scheduled Board meeting. Our independent directors meet separately from the other directors in regularly scheduled executive sessions at least twice annually, and at such other times as may be deemed appropriate by the Company’s independent directors. Any independent director may call an executive session of independent directors at any time. The independent directors met 9 times in executive session in 2023 .

Board’s Role in Risk Oversight

The Board of Directors is actively involved in oversight of risks that could affect the Company and the Bank. The Board of Directors has ultimate authority and responsibility for overseeing our risk management. The Board of Directors monitors, reviews and reacts to material enterprise risks identified by management. The Board receives specific reports from management on financial, credit, liquidity, interest rate, capital, operational, legal compliance and reputation risks and the degree of exposure to those risks. The Board helps ensure that management is properly focused on risk by, among other things, reviewing and discussing the performance of senior management and business line leaders. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below. However, the full Board has retained responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company and the Bank.

Cybersecurity and Information Security Risk Oversight

Our Board recognizes the importance of maintaining the trust and confidence of our customers, clients, and employees, and devotes significant time and attention to oversight of cybersecurity and information security risk. In particular, our Board and Risk Management Committee receive regular reporting on cybersecurity and information security risk, as well as presentations throughout the year on cybersecurity and information security topics. Our Risk Management Committee also annually reviews and approves our Information Security Policy. Our Risk Management Committee reviews cybersecurity and information security as well as steps taken by management to understand and mitigate such risks. Our Board received quarterly updates on cybersecurity and information security risk in 2023 and discussed cyber security and information security risks with both the Information Security Officer and Chief Risk Officer. For more information on our cybersecurity risk management, strategy, and governance, see “Part I - Item 1C. Cybersecurity” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 .

Board and Committee Self-Evaluation

The Board and Board committees undertake a joint evaluation process on an annual basis. Each director evaluates the performance of the Board and Management. The evaluations are reviewed by the Governance Committee and the Chairman of the Board, and the aggregated results are shared and discussed by the Board as a whole. The evaluation process improves the overall effectiveness of the Board and Board committees by identifying strengths, as well as areas for which additional training may be needed .

Board Diversity

The Company highly values diversity on its Board of Directors. We aim to ensure that the composition of the Board reflects diversity of race, gender, age, geography, education, and work experience. We believe that a diverse board translates to more effective strategic planning, critical decision making, and creative problem solving, all resulting in a better return for our shareholders. We are actively working to increase the diversity of our Board, including the number of women and ethnic minorities on the Board. The following matrix depicts the diversity of the Board as of March 22, 2024.

Board Training

The Company provides training and presentations throughout the year to all Directors in many different areas including; BSA, ESG, Insider Trading, Fair Lending, fiduciary responsibility, and others. All new directors are given an orientation on duties and expectations of a director.

Board Diversity Matrix

	Female	Male
Total Number of Directors
Part I: Gender Identity
Directors	2	8
Part II: Demographic Background
White	1	8
African-American	1	0

Environmental, Social and Governance Initiatives ("ESG")

Our Board of Directors is committed to overseeing our ESG initiatives. We consider ESG-related matters throughout the organization with a focus on transparency and continuous improvement. Our ESG initiatives are currently focused on supporting the communities we serve in the areas of affordable housing, community development and financial education; promoting diversity, equity and inclusion within the Company; and corporate governance best practices.

•Environmental
◦Increasing customer usage of electronic statements, online/mobile banking and electronic billpay.
◦Reducing energy consumption by converting to LED lights
◦Utilizing digital processes such as e-signature and digital board packages as well as more remote work and virtual meeting to conserve fossil fuels.
◦Online solutions are expected to expand later this year with online account opening and other online features.
◦The company uses vendors to dispose of our waste byproducts (shred, end of life IT equipment, etc.) that use safe and environmentally friendly processes.
◦Banking renewable industries such as farming and timber.

•Social
◦Developing youth leaders through Colony Leadership Academy - 98 students have graduated from the first three classes in 2021, 2022 and 2023. The Class of 2024 is underway with 44 High School Juniors selected from High Schools within our footprint. This professional leadership curriculum is achieved through an eleven-month program of structured activity where participants are encouraged to recognize their own potential and develop their leadership skills. The goal of this program is to develop a committed group of young leaders who will be challenged to apply their new leadership skills through interactions with community leaders, decision makers, and peers from other schools. There are 4 sessions per class for these students to participate in that take them to different markets across the state where they are introduced to a range of industries. At each session they will tour different organizations and get hands-on experience in areas like Health and Recreation, Economic Development, Arts and Culture, Public Safety, Social Services, Education, Government Affairs, and more. During these visits, the Colony Leadership Academy presents each organization with a $1,000 donation to the non-profit of their choice. Colony Leadership Academy also utilizes professional leadership trainers through the University of Georgia’s J.W Fanning Institute for Leadership Development where they learn crucial skills and lessons about being an exceptional leader. Upon completion of the program, participants receive up to a $1,000 scholarship to the College/University of their choice.
◦Providing financial literacy education to over 5,000 high school students - Provided the Dave Ramsey Foundations coursework to 21 high schools throughout our footprint. Over 5,000 students now have access to financial literacy in their classrooms.
◦Through contribution to local rural hospitals in our markets by contributing $400,000 in 2023 to the Georgia HEART hospital program.
◦Supported schools in our markets through donations totaling almost $400,000 .
◦Financial support in excess of $900,000 for charitable and community organizations.
◦Annually, our employees and directors dedicate over 3,300 hours to volunteer their support to charitable and community organizations. These organizations include local schools, churches, civic clubs, chambers of commerce, and hospitals.
◦Support in organizing of Colony Museums, LLC, a 501(c)(3) charity that will display one of the largest collections of African art and artifacts in private hands. Three of our team members serve on the board of directors and Colony Bank has funded the startup of the new gallery and display.
◦As of December 31, 2023, 70% of our employees were women and 20% of our employees were people of color.. On an executive level, at December 31, 2022, 17% of our executive leadership team were women and none of our executive leadership team were people of color. We continue to work on improving representation of women and people of color in senior leadership roles.

•Governance
◦All members of the Board of Directors are elected to one-year terms.
◦Chairman of the Board of Directors is Independent.

◦Insider ownership of significant shares of the Company, as well as the Company's Employee Stock Ownership Plan, Equity Comp plan and 401k plan, aligns leadership interests with shareholders.
◦Added two females to the board and one female to executive management since 2018.
◦Proactively looking for opportunities to add diversity to the board, management and staff.

Code of Conduct and Code of Ethics

Our Board of Directors has adopted a Code of Conduct that applies to all of our directors, officers and employees. The code provides fundamental ethical principles to which these individuals are expected to adhere to and operates as a tool to help our directors, officers and employees understand the high ethical standards required for employment by, or association with, our Company. In addition, our Board of Directors has also adopted a Code of Ethics that applies to our directors and senior financial officers to prescribe and enforce the policies and procedures employed by our financial operations. Our Code of Conduct and Code of Ethics are both available on our website at www.colony.bank under “About Us > Investor Relations > Corporate Information > Governance Documents.” We expect that any amendments to the codes, or any waivers of its requirements, will be disclosed on our website, as well as any other means required by NASDAQ Stock Market rules.
Shareholder Engagement

The Company and our Board believe that accountability to our shareholders is key to sound corporate governance principles, and as such, regular and transparent communication with our shareholders is essential to our long-term success. Throughout the year, members of our management team meet regularly with a number of our shareholders to discuss our corporate strategy, financial performance, long-term objectives, credit risks, capital management, enterprise risk management, corporate governance, ESG related matters, and executive compensation. In regularly engaging with our shareholders, we provide perspective on our governance policies and executive compensation practices and seek input from these shareholders to ensure that we are addressing their questions and concerns.
•Our on-going shareholder engagement program encompasses a number of initiatives, including:
•Regularly scheduled in-person and virtual meetings with our larger institutional shareholders;
•Responses to institutional and retail shareholder correspondence and inquiries;
•Attendance and participation at approximately 6 industry conferences each year;
•In-person and telephonic meetings with rating agencies including Standard & Poor’s, Fitch, and Moody’s; and
•Regular engagement with sell-side analysts who covers the Company to reinforce key themes related to our business strategy and financial performance. This communication helps to ensure that written reports about the Company, including earnings projections, are reasonable and consistent with our stated objectives;.

Throughout the year, we contacted, virtually and telephonically, a number of the Company’s largest shareholders. This allowed us to better understand and address shareholder questions and concerns related to such issues as our financial performance, the interest rate environment, our strategic objectives, and our long-term growth strategy. Feedback and perspectives shared during these engagement meetings were discussed by executive management and the Board and influenced several changes and disclosure enhancements.

We look forward to continued enhancement of our shareholder engagement program in 2024. We are committed to an open dialogue where investor views and priorities may be gathered and discussed, thereby informing and guiding a deliberative decision-making process with a diverse shareholder base in mind .

Committees of the Board of Directors

The Company has standing Audit Committee, Governance Committee, Compensation Committee and Nominating Committee of the Board of Directors. Each committee operates under a written charter adopted by the Board of Directors, which are reviewed annually. You may review each of these charters under the Company’s website at www.colony.bank under “About Us > Investor Relations > Corporate Information > Governance Documents.”

Meeting Attendance

Our Board of Directors conducts regular meetings and also conducts some of its business through the committees described below. The Board met 9 times during 2023, and each director attended at least 75 percent of the meetings of the full Board and of the committee or committees on which he or she serves. The Company does not have a formal policy regarding director attendance at the Company’s Annual Meeting, but all directors are encouraged to attend. All incumbent directors who were serving as directors in 2023 were in attendance at the 2023 Annual Meeting.

Audit Committee

The Audit Committee is appointed by the Chairman of the Board of Directors of the Company, subject to election by the full Board. The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities for the Company’s accounting and financial reporting processes and audits of the financial statements of the Company by monitoring the integrity of the Company’s financial statements, the independence and qualifications of its external auditor, the Company’s system of internal controls, the performance of the Company’s internal audit process and external auditor and the Company’s compliance with laws, regulations and the Code of Ethics and the Code of Conduct. Mr. Massee is the Chairman of the Audit Committee. Mr. Loomis, Mr. Massee, Mr. Ross, and Mr. Wyatt were members of the Audit Committee during the year 2023. None of these members have participated in the preparation of the financial statements of the Company. As of December 31, 2023, the members of the Audit Committee met the independence requirements of the rules of NASDAQ and as required by the rules and regulations of the SEC, including Rule 10A3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee met 8 times during the year 2023.

Compensation Committee

The Compensation Committee is appointed by the Chairman of the Board of Directors of the Company, subject to approval by the full Board. The purpose of the Compensation Committee is to ensure that the Chief Executive Officer, other executive officers and key management of the Company are compensated effectively in a manner consistent with the compensation strategy of the Company, internal equity considerations, competitive practice, and any requirements of appropriate regulatory bodies; to establish guidelines and oversee the administration of executive compensation plans and arrangements as well as certain employee benefit plans; and to recommend any changes to the Directors’ compensation packages. The Chief Executive Officer makes recommendations to the Compensation Committee on executive compensation except for his own compensation. The Compensation Committee does not delegate its authority to other persons or groups. Mr. Massee is the Chairman of the Compensation Committee. Mr. Downing, Ms. Hollingsworth, Mr. Massee, and Mr. Ross were members of the Compensation Committee during the year 2023. As of December 31, 2023, the members of the Compensation Committee met the independence requirements of the rules of NASDAQ. The Compensation Committee met 7 times during 2023.

Governance Committee

The Governance Committee is appointed by the Chairman of the Board of Directors of the Company, subject to election by the full Board. The purpose of the Governance Committee is to take a leadership role in shaping the corporate governance of the Company, to develop and recommend to the Board a set of corporate governance guidelines and to address committee structure and operations. Ms. Mowry is the Chair of the Governance Committee. Mr. Loomis, Ms. Mowry, Mr. Reed and Mr. Wyatt were members of the Governance Committee during the year 2023. As of December 31, 2023, the members of the Governance Committee met the independence requirements of the rules of NASDAQ. The Governance Committee 4 times during 2023.

Nominating Committee

The Nominating Committee is appointed by the Chairman of the Board of Directors of the Company, subject to election by the full Board. The purpose of the Nominating Committee is to make recommendations to the Board on qualifications and selection criteria for Board members, to review the qualifications of potential candidates for the Board and to make recommendations to the Board on nominees to be elected at the Annual Meeting of Shareholders. Ms. Mowry is the Chair of the Nominating Committee. Mr. Loomis, Ms. Mowry, Mr. Reed and Mr. Wyatt were members of the Nominating Committee during the year 2023. Each of the members of the Committee was deemed independent as defined in the listing standards of NASDAQ. The Nominating Committee does not currently have a formal policy or process for identifying and evaluating nominees. However, in addition to meeting the qualification requirements set forth by the Georgia Department of Banking and Finance, a possible director-candidate must also meet the following criteria to be considered by the Nominating Committee: independence;

exceptional personal and professional ethics and integrity; willingness to devote sufficient time to fulfilling duties as a Director; impact on the diversity of the Board’s overall experience in business, government, education, technology and other areas relevant to the Company’s business; impact on the diversity of the Board’s composition in terms of age, skills, ethnicity and other factors relevant to the Company’s business; and number of other public company boards on which the candidate may serve (generally, should not be more than three public company boards in addition to the Company). In considering candidates for the Board of Directors, the Nominating Committee considers the entirety of each candidate's credentials in the context of these standards. The Nominating Committee operates under the Nominating and Governance Committee Charter. The Charter is available on the Company’s website at www.colony.bank under “About Us > Investor Relations > Corporate Information > Governance Documents.” The Nominating Committee met two times during 2023.

The Nominating Committee will consider candidates for nomination as a director submitted by shareholders. Although the Committee does not have a separate policy that addresses the consideration of director candidates recommended by shareholders, the Board does not believe that such a separate policy is necessary as the Company’s bylaws permit shareholders to nominate candidates. The Committee evaluates individuals recommended by shareholders for nomination as directors according to the criteria discussed above under “Director Qualifications” and in accordance with the Company’s bylaws and the procedures described under “Shareholder Proposals” of this proxy statement.

Risk Management Committee

The Risk Management Committee was formed in October 2018 and is appointed by the Chairman of the Board of Directors of the Company, subject to election by the full Board. The purpose of the Risk Management Committee is to look at risk and rewards in maximizing shareholder value. Risks noted in banking include interest rate risk, credit risk, compliance risk, liquidity risk, pricing risk, reputational risk, strategic risk, cyber risk, transaction risk, legal risk and regulatory risk. Mr. Loomis is the Chairman of the Risk Management Committee. All directors are members of the Risk Management Committee. The Risk Management Committee met 4 times during 2023.

Independence of Audit Committee Members

The Company’s Audit Committee is comprised of Mark H. Massee, Jonathan W.R. Ross, Harold W. Wyatt, III and Edward P. Loomis. Each of these members meets the requirements for independence as defined by the applicable listing standards of NASDAQ and SEC regulations applicable to listed companies. In addition, the Board of Directors has determined that Mr. Massee meets the NASDAQ and SEC “audit committee financial expert” standards and thus elected him to serve as the Audit Committee’s “audit committee financial expert.” In addition, the Board of Directors has determined the financial acumen of each member of the Audit Committee to be very strong and capable of satisfactorily discharging their duties and responsibilities to the Board of Directors and the shareholders.

Audit Committee Report

The Audit Committee has the responsibilities and powers set forth in its charter, which include the responsibility to assist the Board of Directors in its oversight of our accounting and financial reporting principles and policies and internal audit controls and procedures, the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the independent auditor and our internal audit function. The Audit Committee is also required to prepare this report to be included in our annual proxy statement pursuant to the proxy rules of the SEC.

Management is responsible for the preparation, presentation and integrity of our financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures to provide for compliance with accounting standards and applicable laws and regulations. The internal auditor is responsible for testing such internal controls and procedures. Our independent registered public accounting firm is responsible for planning and carrying out a proper audit of our annual financial statements, reviews of our quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

The Audit Committee reports as follows with respect to the audit of the Company’s 2023 audited consolidated financial statements.

•The Audit Committee has reviewed and discussed the Company’s 2023 audited consolidated financial statements with the Company’s management;

•The Audit Committee has discussed with the independent auditors, Mauldin & Jenkins, LLC, the matters required to be discussed by the SEC and the Public Company Accounting Oversight Board, including Auditing Standard 16, Communications with Audit Committees, which include, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements;

•The Audit Committee has received written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence and discussed with the independent auditors the independent auditors’ independence from the Company and its management; and

•Based on review and discussions of the Company’s 2023 audited consolidated financial statements with management and discussions with the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s 2023 audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.

This report is submitted on behalf of the members of the Audit Committee and shall not be deemed “soliciting material” or to be “filed” with the SEC, nor shall it be incorporated by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, except to the extent that we specifically incorporate this information by reference and shall not otherwise be deemed filed under the Securities Act and Exchange Act.

                                     AUDIT COMMITTEE:

                                                                                             Mark H. Massee (Chairman)
Edward P. Loomis
Jonathan W.R. Ross
Harold W. Wyatt, III

STOCK OWNERSHIP

The following table provides information regarding the beneficial ownership of our common stock as of March 22, 2024:
•each shareholder known by us to beneficially own more than 5% of our outstanding common stock;

•each of our directors;

•each of our executive officers; and

•all of our directors and executive officers as a group.
We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days. For purposes of calculating each person’s percentage ownership, common stock issuable pursuant to options that are currently exercisable or will become exercisable within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.
The percentage of beneficial ownership is based on 17,558,611 shares of our common stock outstanding as of March 22, 2024. Except as indicated below, the address for each shareholder listed in the table below is Colony Bankcorp, Inc., 115 South Grant Street, Fitzgerald, Georgia 31750.
Security Ownership of Certain Beneficial Owners

As of March 22, 2024, the Company’s records and other information from outside sources indicated the following were beneficial owners of more than 5 percent of the outstanding shares of the Company’s common stock (excluding directors and officers of the Company, and assuming that their holdings have not changed from such other date as may be shown below):

Name and Address	Shares Beneficially Owned	Percent of Ownership
Fourthstone, LLC (1)	1,443,356	8.22%
575 Maryville Centre Drive
St. Louis, MO, 63141

Blackrock, Inc. (2)	1,318,289	7.51%
50 Hudson Yards
New York, NY 10001

The Banc Funds Company, L.L.C.(3)	1,105,072	6.29%
150 South Wacker Drive, Ste 2725
Chicago, IL 60606

The Vanguard Group (4)	911,129	5.19%
100 Vanguard Blvd.
Malvern, PA, 19355

(1) Based solely on Fourthstone LLC’s statement on Schedule 13G/A of beneficial ownership as of December 31, 2023, which was filed on February 14, 2024, with the SEC. The address of Fourthstone LLC is 575 Maryville Centre Drive, Suite 110, St. Louis, Missouri 63141.

(2) Based solely on BlackRock, Inc.’s statement on Schedule 13G/A of beneficial ownership as of December 31, 2023, which was filed on January 26, 2024, with the SEC. The address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.

(3) Based solely on The Banc Funds Company, L.L.C. statement on Schedule 13G/A of beneficial ownership as of December 31, 2023, which was filed on February 8, 2024, with the SEC. The address of The Banc Funds Company, L.L.C. is 115 South Wacker Drive, Suite 2725, Chicago, Illinois 60606.

(4) Based solely on Vanguard Group’s statement on Schedule 13G/A of beneficial ownership as of December 31, 2023, which was filed on February 13, 2024, with the SEC. The address of Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

Directors and Executive Officers

The following table sets forth information as of March 22, 2024 regarding the beneficial ownership of the Company’s common stock by each Company director (including nominees for director) and by the executive officers of the Company and its subsidiaries, and by all directors and executive officers as a group.

	Shares Beneficially		Percent of
Name	Owned (1)(2)		Class
Scott L. Downing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	226,098		1.29%
Director

T. Heath Fountain. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	77,736	(3)	0.44%
Director; Executive Officer

Audrey D. Hollingsworth	4,153		0.02%
Director

Edward P. Loomis, Jr. . . . . . . . . . . . . . . . . . . . . . . . . . .	49,500		0.28%
Director

Mark H. Massee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	66,045		0.38%
Director

Meagan M. Mowry . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	26,249		0.15%
Director

Matthew D. Reed . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	15,026		0.09%
Director

Jonathan W.R. Ross . . . . . . . . . . . . . . . . . . . . . . . . . . .	486,043	(4)	2.77%
Director

Brian D. Schmitt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	75,387		0.43%
Director

Harold W. Wyatt, III . . . . . . . . . . . . . . . . . . . . . . . . . . . .	2,600		0.01%
Director

Edward L Bagwell, III . . . . . . . . . . . . . . . . . . . . . . . . . . .	34,510		0.19%
Executive Officer

Leonard Bateman, Jr. . . . . . . . . . . . . . . . . . . . . . . . . . . .	26,325		0.15%
Executive Officer

Roy Dallis Copeland, Jr	23,858		0.14%
Executive Officer

Kimberly C. Dockery . . . . . . . . . . . . . . . . . . . . . . . . . . .	32,149		0.18%
Executive Officer

Derek Shelnutt	10,966		0.06%
Executive Officer

All directors and executive officers
as a group (15 persons) . . . . . . . . . . . . . . . . . . . . . . . .	1,156,646		6.59%

(1)Includes shares owned by spouses and minor children of officers and directors, as well as shares owned by trusts or businesses in which officers and directors have a significant interest. The information contained herein shall not be construed as an admission that any such person is, for purposes of Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of any securities not held of record by that person or entity.

(2)Beneficial ownership is determined in accordance with rules of the SEC and includes voting or investment power to the securities. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each beneficial owner identified in the table possesses sole voting and investment power over all our shares of common stock shown as beneficially owned by the beneficial owner.
(3)Includes 2,200 shares held in a UTMA accounts for his children.
(4)Includes 21,079 shares held in Ross Life Insurance Trust and 84 shares held by Family Trust.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid or earned by cash of the named executive officers for the fiscal years ended December 31, 2023 and 2022.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	All Other Compensation		Total
T. Heath Fountain	2023	$485,000	$58,200	$28,260	$52,175	(3)	$623,635
Chief Executive Officer	2022	485,000	109,125	45,630	52,818		692,573

Roy D. Copeland, Jr.	2023	350,000	28,000	42,390	35,195	(4)	455,585
President	2022	256,667	36,750	119,490	19,051		431,958

Leonard Bateman, Jr.	2023	230,000	18,400	14,130	33,566	(5)	296,096
Executive Vice President
(1)Discretionary cash bonus paid in current year based on Company performance in prior year.

(2)Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of restricted stock awards granted in the applicable year based on the stock price per share on the date of grant.

(3)Includes $996 attributable as the aggregate incremental cost company-owned car, $391 for Company-paid life insurance premiums, $3,136 for interest paid on deferred bonus, $4,800 for social club dues, $18,000 for director fees, $3,855 for dividends on restricted stock, $4,452 for Company-paid disability insurance and $16,545 for 401(k) match.

(4)Includes $12,000 vehicle allowance, $1,032 for Company-paid life insurance premiums, $653 for interest paid on deferred bonus, $1,003 for dividends on restricted stock, $3,468 for Company-paid disability insurance and $17,039 for 401(k) match.

(5)Includes $12,000 car allowance, $552 for Company-paid life insurance premiums, $1,107 for interest paid on deferred bonus, $2,299 for dividends on restricted stock, $2,296 for Company-paid disability insurance and $15,312 for 401(k) match.

Summary of Terms of Compensation Program

Base Salary. Base salary is established for each executive to reflect the potential contribution of the executive to the achievement of the Company’s and the Bank’s business objectives and to be competitive with base salaries paid by other institutions. The Company utilizes Industry specific salary surveys as a source to evaluate competitiveness of base salaries. The level of each executive officer’s base salary is designed to reward performance for carrying out the required day-to-day activities and responsibilities of each officer’s position. We increase base salaries based upon competitive market needs, our past and expected financial performance and the individual executive’s performance. Base salary is a large element of the compensation program because it fairly compensates individuals for fulfilling their daily responsibilities and obligations. Our named executive officers did not receive base salary increases for 2024. The Compensation Committee determined the initial 2024 base salary for the named executive officers by reviewing salary surveys from different industry groups, considering the environment of the financial industry and discussing with our legal counsel who is knowledgeable about the banking industry’s compensation for executive officers.

The base salary approved and in effect for 2024 for each named executive officer is listed on the following chart:

Executive	2024 Base Salary
T. Heath Fountain	$485,000
Roy Dallis Copeland, Jr	365,000
Leonard Bateman, Jr	245,000

Annual Cash Incentive Compensation. Cash incentives for each of the named executive officers are based primarily on performance with regard to goals established by the Compensation Committee. In 2023, measurement was based on using five distinct goals that were weighted based on their relative relationship to overall performance including:
•achieving an operating return on average assets (ROAA) ratio of greater than 0.89% (weighted at 25%);
•achieving an operating earnings per share (EPS) greater than $1.53 per share (weighted at 25%);
•achieving net growth in organic customer deposit growth of greater than $103.129 million (weighted at 20%);
•achieving net operating non-interest expense to average assets (Net NIE) ratio of less than 1.94% (weighted at 20%); and
•achieving individual performance goals (weighted at 10%).

Incentives awarded in 2024 based on 2023 performance will be paid to each named executive as follows: 60% to be paid in cash in 2024 with the remaining balance of the award to be paid in equal installments over the following three years.

Employment Agreement with Mr. Fountain. The Company is a party to an employment agreement with Mr. Fountain, which has a 3-year term (expiring July 30, 2024) and provides for an initial base salary of $420,000 and participation in any annual discretionary bonus and employee benefit plans available to other similarly-situated Bank employees. In addition, the Company will provide Mr. Fountain reimbursement for the cost of certain monthly club membership dues.

Employment Agreement with Mr. Copeland. The Company is a party to an employment agreement with Mr. Copeland, which agreement has a 2-year term (expiring September 9, 2024) and provides for an initial base salary of $350,000, an opportunity to earn an annual bonus, and participation in employee benefit plans available to other similarly-situated Bank employees.

Employment Agreement with Mr. Bateman. The Company is a party to an employment agreement with Mr. Bateman, which agreement has a 2-year term (expiring January 19, 2025) and provides for an initial base salary of $230,000, an opportunity to earn an annual bonus, and participation in employee benefit plans available to other similarly-situated Bank employees.

Outstanding Equity Awards at 2023 Fiscal Year-End

Name	Stock Awards; Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested (S) (4)
T. Heath Fountain	9,000	(1)	$119,700
Roy Dallis Copeland, Jr	6,834	(2)	90,892
Leonard Bateman, Jr	5,234	(3)	69,612

(1)Reflects (i) restricted stock granted to Mr. Fountain on July 1, 2021, which will vest on July 1, 2024, subject to Mr. Fountain’s continued employment with the Company on each vesting date; (ii) restricted stock granted to Mr. Fountain on July 1, 2022, which vest in two approximately equal annual installments on each of July 1, 2024 and 2025, subject to Mr. Fountain’s continued employment with the Company on each vesting date and (iii)restricted stock granted to Mr. Fountain on July 1, 2023, which will vest in three approximately equal annual installments on July 1, 2024, 2025 and 2026.
(2)Reflects restricted stock granted to Mr. Copeland on January 1, 2022, which vest in two approximately equal annual installments on each of January 1, 2024 and 2025, subject to Mr. Copeland’s continued employment with the Company on each vesting date and restricted stock granted to Mr. Copeland on July 1, 2023, which will vest in three approximately equal annual installments on July 1, 2024, 2025 and 2026.
(3)Reflects (i) restricted stock granted to Mr. Bateman on July 1, 2021, which will vest on July 1, 2024, subject to Mr. Bateman’s continued employment with the Company on each vesting date; (ii) restricted stock granted to Mr. Bateman on July 1, 2022, which vest in two approximately equal annual installments on each of July 1, 2024 and 2025, subject to Mr. Bateman’s continued employment with the Company on each vesting date and (iii)restricted stock granted to Mr. Bateman on July 1, 2023, which will vest in three approximately equal annual installments on July 1, 2024, 2025 and 2026
(4)The market value is based on the closing market price of our common stock ($13.30) on December 31, 2023.

Summary of Potential Payments on Termination of Employment or Change in Control
Mr. Fountain. The employment agreement with Mr. Fountain specifies the payments and benefits to which he would be entitled upon a termination of employment for specified reasons. Pursuant to Mr. Fountain’s employment agreement, if the Company terminates Mr. Fountain’s employment other than for “cause” or “disability” or Mr. Fountain resigns for “good reason” (as such terms are defined in the employment agreement), then the Company will pay to Mr. Fountain: (i) if such termination occurs prior to a change in control or more than 12 months following a change in control, an amount equal to the base salary that Mr. Fountain would have received through the remainder of the term of the employment agreement or, if longer, for a period of twelve (12) months, payable in approximately equal installments; or (ii) if such termination occurs within 12 months following a change in control, an amount equal to 2.5 times the sum of (x) Mr. Fountain’s then-current base salary plus (y) an amount equal to the annual bonus paid by the Company to Mr. Fountain with respect to the calendar year immediately preceding the date of termination, payable in a single lump sum within 30 days.

Mr. Copeland. The employment agreement with Mr. Copeland specifies the payments and benefits to which he would be entitled upon a termination of employment for specified reasons. Pursuant to Mr. Copeland’s employment agreement, if the Company terminates Mr. Copeland’s employment other than for “cause” or “disability” or Mr. Copeland resigns for “good reason” (as such terms are defined in the employment agreement), then the Company will pay to Mr. Copeland: (i) if such termination occurs prior to a change in control or more than 12 months following a change in control, an amount equal to one times the current base salary for a period of twelve (12) months, payable in approximately equal installments; or (ii) if such termination occurs within 12 months following a change in control, an amount equal to 1.5 times the sum of (x) Mr. Copeland’s then-current base salary plus (y) an amount equal to the annual bonus paid by the Company to Mr. Copeland with respect to the calendar year immediately preceding the date of termination, payable in a single lump sum within 30 days.

Mr. Bateman. The employment agreement with Mr. Bateman specifies the payments and benefits to which he would be entitled upon a termination of employment for specified reasons. Pursuant to Mr. Bateman’s employment agreement, if the Company terminates Mr. Bateman’s employment other than for “cause” or “disability” or Mr. Bateman resigns for “good reason” (as such terms are defined in the employment agreement), then the Company will pay to Mr. Bateman: (i) if such termination occurs prior to a change in control or more than 12 months following a change in control, an amount equal to one times the current base salary for a period of twelve

(12) months, payable in approximately equal installments; or (ii) if such termination occurs within 12 months following a change in control, an amount equal to 1.5 times the sum of (x) Mr. Bateman’s then-current base salary plus (y) an amount equal to the annual bonus paid by the Company to Mr. Bateman with respect to the calendar year immediately preceding the date of termination, payable in a single lump sum within 30 days.

Each of the executive officer employment agreements requires the executive to execute and not revoke a general release of claims against the Company. The employment agreements also contain certain non-competition and employee and customer non-solicitation covenants that apply during the executive's employment with the Company and for 12 months following termination of employment (or, if longer, the period of time during which the executive is receiving severance payments), and standard confidentiality covenants.

Summary of Potential Payments Upon Termination of Employment or Upon a Change in Control. The table below reflects estimates of the amount of compensation that would be payable to the named executive officers upon a qualifying termination or a change in control on December 31, 2023. Actual amounts that would be paid out can only be determined at the time of such qualifying termination.

Name	Termination Other than for Cause or Disability; Resignation for Good Reason (Absent a Change in Control)		Termination Other than for Cause or Disability; Resignation for Good Reason (Within 12 Month Following a Change in Control)
T. Heath Fountain	$485,000	(1)	$1,270,700	(2)
Roy Dallis Copeland, Jr	365,000	(3)	575,500	(4)
Leonard Bateman, Jr	245,000	(3)	385,900	(4)

(1)Reflects an amount equal to the base salary that Mr. Fountain would receive for the remainder of the current term of his employment agreement.
(2)Reflects an amount equal to 2.5 times the sum of Mr. Fountain’s current base salary, and the annual bonus earned with respect to the calendar year immediately preceding the date of termination.
(3)Reflects an amount equal to 1 times current base salary.
(4)Reflects an amount equal to 1.5 times the current base salary and the annual bonus earned with respect to the calendar year immediately preceding the date of termination.

Equity Compensation Plan Information

The following table provides information as of December 31, 2023, regarding the Company’s equity compensation plans under which shares of the Company’s common stock are authorized for issuance.

	(A)	(B)	(C)
	Number of Securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted Average Exercise Price of outstanding options, warrants, and rights	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (A)
Equity compensation plans approved by shareholders(1)	175,993	$14.67	889,420
Equity compensation plans not approved by shareholders	—	—	—
Total	175,993	14.67	889,420

(1)Reflects shares available for future awards under the Colony Bankcorp, Inc. 2020 Incentive Plan. All of these shares are available for issuance pursuant to grants of full-value stock awards.

PAY VERSUS PERFORMANCE DISCLOSURE

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid for PEO(1)(3)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers(2)	Average Compensation Actually Paid for Non-PEO Named Executive Officers (2)(3)	Value of Initial Fixed $100 Investment Based on: Company TSR	Net Income
2023	$623,635	$627,005	$375,841	$388,424	$104.81	$21,747,000
2022	692,573	650,538	501,783	567,333	75.10	19,542,000
2021	837,383	832,433	490,873	487,053	120.97	18,659,000

(1)     The principal executive officer (the “PEO”) for each of 2023, 2022 ans 2021 is Mr. Fountain.
(2)     The non-PEO named executive officers for each applicable year include the following individuals: 2021,
Brian D. Schmitt and M. Eddie Hoyle; 2022, Brian D. Schmitt and Roy Dallas Copeland, Jr.; and
2023, Roy Dallas Copeland, Jr. and Leonard Bateman, Jr.
(3)    The dollar amounts reported represent the “compensation actually paid”, or “CAP”, to the PEO and the
Non-PEO NEOs, respectively, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the PEO or the Non-PEO
NEOs, respectively, during the applicable year. To calculate CAP for the PEO and average CAP for the
Non-PEO NEOs, the following amounts were deducted from and added to Summary Compensation Table total compensation:

PEO and Non- PEO Equity Component of CAP

Year	PEO		Average Non-PEO NEOs
2023
Total Compensation reported	$623,635		$375,841
Add/Subtract:
Fair Value of Awards Granted in the Year (a)	(28,290)		(28,290)
Fair Value of equity awards Granted in the year at year end (b)	39,900		39,900
Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year (b)	3,660		2,562
Change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year (b)	(16,300)		(4,944)
Dividends paid on unvested shares	4,400		3,355
Total Average Equity Award Adjustments	3,370	$3,370	12,583
Compensation actually paid	$627,005		$388,424

2022
Total Compensation reported	$692,573		$501,783
Add/Subtract:
Fair Value of Awards Granted in the Year (a)	(45,630)		(128,025)
Fair Value of equity awards Granted in the year at year end (b)	38,070		190,350
Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year (b)	(32,640)		—
Change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year (b)	(6,240)		—
Dividends paid on unvested shares	4,405		3,225
Total Average Equity Award Adjustments	(42,035)		65,550
Compensation actually paid	$650,538		$567,333

2021
Total Compensation reported	$837,383		$490,873
Add/Subtract:
Fair Value of Awards Granted in the Year (a)	(215,160)		(71,720)
Fair Value of equity awards Granted in the year at year end (b)	201,240		67,080
Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year (b)	—		—
Change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year (b)	6,124		—
Dividends paid on unvested shares	2,846		820
Total Average Equity Award Adjustments	(4,950)		(3,820)
Compensation actually paid	$832,433		$487,053

(a)     Represents the grant date fair value of equity-based awards granted each year.
(b)     The fair value of the restricted stock awards was determined based on the stock price on the applicable valuation dates. The assumptions used in calculating the fair value of the RSUs did not differ in any material respect from the assumptions used to calculate the grant date fair value of the awards as reported in the Summary Compensation Table for the applicable year. The fair value calculation used herein is consistent with the fair value methodology used to account for share-based payments in our financial statements.

Relationship between Compensation Actually Paid disclosed in the Pay Versus Performance table, and other table elements

2023 Compared to 2022

Compensation Actually Paid (“CAP”) to Mr. Fountain was lower and cumulative total shareholder return was higher in 2023 compared to 2022. Mr. Fountain’s base salary remained the same year over year, however his annual incentive and equity awards granted decreased by a larger amount from 2022 to 2023, which were offset slightly by an increase in the Company's stock price over that same period. The average NEO CAP decreased year over year and was primarily due to the change in NEOs in 2023 compared to 2022.

The increase in Colony Bankcorp’s stock price that partially offset the decreased PEO CAP also drove the increase in the Company's Total Shareholder Return (“TSR”) in 2023 compared to 2022. While the TSR increased over the two-year period, the average NEO CAP saw a decrease for the reasons noted above.

Colony Bankcorp’s Net Income increased in 2023 compared to 2022, and had a positive impact on the year over year decrease in the PEO CAP. See discussion above for the direct contributing factors for the PEO CAP decrease. Average NEO CAP decreased for the reasons noted above.

2022 Compared to 2021

Compensation Actually Paid (“CAP”) to Mr. Fountain and cumulative total shareholder return were both lower in 2022 compared to 2021. Mr. Fountain’s base salary increased year over year, however his annual incentive and equity awards granted decreased by a larger amount from 2021 to 2022, primarily due to a decrease in the Company's stock price over that same period. The average NEO CAP increased year over year and was primarily due to the change in NEOs in 2022 compared to 2021.

The decrease in Colony Bankcorp’s stock price that partially contributed to the decreased PEO CAP also drove the decrease in the Company's Total Shareholder Return (“TSR”) in 2022 compared to 2021. While the TSR decreased over the two-year period, the average NEO CAP saw an increase for the reasons noted above.

Colony Bankcorp’s Net Income increased in 2022 compared to 2021, and had a positive impact on the year over year decrease in the PEO CAP. See discussion above for the direct contributing factors for the PEO CAP decrease. Average NEO CAP increased for the reasons noted above.

DIRECTOR COMPENSATION

The Company uses cash incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that Directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board.

Cash Compensation Paid to Board Members

For fiscal year ended December 31, 2023, independent members of the Board (except the Chairman) received a retainer of $48,000 for Board Service for the year. Members that are also employees of the Company receive a retainer of $18,000 for board service for the year. The Chairman received a retainer of $63,000 for the year for Board service. Committee Chairs receive an additional $2,000 annually per committee chaired. Directors who are employees of the Company do not receive any committee fees. Most non-employee Directors were awarded 600 shares of Company stock that will vest in three equal installments on each anniversary of the grant date. As a new Director, Ms. Hollingsworth received 3,000 shares of Company stock that will vest in three equal installments on each anniversary of the grant date.

Subsidiary Director Compensation

Colony Bank, a wholly-owned subsidiary of the Company, has deferred compensation plans covering certain former directors and certain officers choosing to participate through individual deferred compensation contracts. In accordance with terms of the contracts, the Bank is committed to pay the directors deferred compensation over a specified number of years, beginning at age 65. In the event of a director’s death before age 65, payments are made to the director’s named beneficiary over a specified number of years, beginning on the first day of the month following the death of the director.

2023 DIRECTOR COMPENSATION TABLE

	Fees Earned or Paid in Cash ($)	Stock Awards(1)	All Other Compensation	Total
Scott L. Downing	$52,000	$5,658	$—	$57,658
M. Frederick Dwozan, Jr.	23,333	—	—	23,333
T. Heath Fountain	18,000	—	—	18,000
Terry L. Hester (2)	4,000	—	—	4,000
Audrey D. Hollingsworth	48,000	28,290	—	76,290
Edward P. Loomis, Jr.	50,000	5,658	—	55,658
Mark H. Massee	67,000	5,658	—	72,658
Meagan M. Mowry	49,167	5,658	—	54,825
Matthew D. Reed	48,000	5,658	—	53,658
Jonathan W.R. Ross	48,000	5,658	—	53,658
Brian D. Schmitt	30,500	—	—	30,500
Harold W. Wyatt, III	48,000	5,658	—	53,658

(1)    Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of restricted stock awards granted in 2023. The grant date fair value was based on the value of stock on the grant date ($9.43 per share with respect to each other non-employee Director’s grant of 600 shares on July 1, 2023 and Ms. Hollingsworth's grant of 3,000 shares on July 1, 2023).
(2)    Mr. Hester passed away on January 22, 2023.

Prohibitions on Hedging
The Company prohibits all directors, officers and employees from engaging in speculative trading and hedging shares of Company securities. This includes prohibitions against short-selling Company securities and transactions in any derivative of Company securities, including buying and writing options. Directors, officers and employees are restricted from buying Company securities on margin. Additionally, the Company’s Insider Trading Policy prohibits trading for directors, officers and certain employees during designated blackout periods and requires approval by the Company’s General Counsel prior to any trade.

Clawback Policy
The Company maintains a clawback policy that complies with the applicable listing standards of NASDAQ and Rule 10D-1 under the Securities Exchange Act of 1934. In the event of a restatement of the Company’s reported financial results due to material non-compliance with financial reporting requirements, the Compensation Committee will recover reasonably promptly the amount of all erroneously awarded compensation received by an executive officer during the covered period (within the meaning of such terms as provided in the NASDAQ listing standards).

Related Party Transactions with the Company

Transactions by us with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act and the Federal Reserve’s Regulation W, which governs certain transactions by us with our affiliates, and the Federal Reserve’s Regulation O, which governs certain loans by us to executive officers, directors and principal shareholders. We have adopted policies to comply with these regulatory requirements and restrictions.
In addition, our Board of Directors has adopted a written policy governing the approval of related party transactions that complies with all applicable requirements of the SEC and the NASDAQ Stock Market concerning related party transactions. Related party transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. Our related parties include our directors (including nominees for election as directors), executive officers, shareholders beneficially owning 5% or more of our common stock and the immediate family members of these persons. Our Chief Executive Officer, in consultation with counsel, as appropriate, will review potential related party transactions to determine if they are subject to the policy. If so, the transaction will be referred to our Audit Committee for approval. In determining whether to approve a related party transaction, our Audit Committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party’s interest in the transaction, the appearance of an improper conflict of interests for any director or executive officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies.
Loans. The Company’s directors and officers from time to time have borrowed funds from the Company’s subsidiary for various business and personal reasons. Such loans are made in strict compliance with state and federal statutes and regulations of the Federal Deposit Insurance Corporation and the Georgia Department of Banking and Finance. Such loans were made in the ordinary course of business; were made on substantially the same terms, including interest rates and collateral, as were prevailing at the time for comparable transactions with persons not related to the lender; and did not involve more than normal risk of collectability or present other unfavorable features.

As of December 31, 2023, certain officers, executive officers, directors, and companies in which they are an executive officer or partner or in which they have a 10% or more beneficial interest, were indebted to the Bank in the aggregate amount of $6,590,606.02 outstanding or available.

The Company adopted a related person transaction policy and procedure on October 17, 2017, and to the best of our knowledge all related parties are in compliance.

Legal Proceedings

There are no “material” pending legal proceedings, other than ordinary routine litigation incidental to the business of the Company, to which the Company or its subsidiary is a party or of which any of their property is subject. Material proceedings are defined as claims for damages where the amount involved, exclusive of interest and cost, exceeds 10 percent of the current assets of the Company and its subsidiary on a consolidated basis.

During the previous 10 years, no director, person nominated to become a director, or executive officer of the Company was the subject of a legal proceeding that is material to an evaluation of the ability or integrity of any such person.

Shareholder Communication with the Board of Directors

Our Board of Directors does not have an established written policy or process for security holders to send communications to the Board of Directors. However, it has been the practice of the Company to direct any such communications to the Chairman of the Board, who would, in his or her discretion, discuss the communications with the Board at a regular Board meeting. The Board has determined this practice and process to be satisfactory in allowing security holders to communicate directly with the Board of Directors. Communications that are not related to the duties and responsibilities of the Board of Directors or a committee will not be distributed, including spam, junk mail and mass mailings, surveys and business solicitations or advertisements. In addition, we will not distribute unsuitable material to our directors, including material that is unduly hostile, threatening or illegal.

Compensation Committee Interlocks and Insider Participation

During 2023, Mr. Dwozan, until his retirement, Ms. Hollingsworth, Mr. Massee, Mr. Reed and Mr. Ross served as members of the Compensation Committee. During 2023, no member of the Compensation Committee served as an officer or employee of the Company or its subsidiaries, was formerly an officer of the Company or its subsidiaries, or entered into any transactions with the Company or its subsidiaries that would require disclosure under applicable SEC regulations. During 2023, none of our executive officers served as a member of the compensation committee or on the board of directors of another entity, any of whose executive officers served on our Compensation Committee or on our Board of Directors.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of the Company stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file .

To the Company’s knowledge, based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons, the Company believes that during the fiscal year ended December 31, 2023, its officers, directors and greater than ten percent beneficial shareholders timely complied with all applicable Section 16(a) filing requirements except that:

•Matthew D. Reed, Director, filed a late Form 4 on December 6, 2023 to report the purchase of 80 shares on February 23, 2023 and 2 shares on February 27, 2023

•Brian D. Schmitt, Director, filed a late Form 4 on February 10, 2023 to report the withholding of 951 shares for taxes upon vesting of restricted stock on January 1, 2023

•Roy D. Copeland, Jr., President, filed a late Form 4 on February 8, 2023 to report the withholding of 832 shares for taxes upon vesting of restricted stock on January 1, 2023

•Leonard H. Bateman, Chief Credit Officer, filed a late Form 4 on July 19, 2023 to report withholding of 982 shares for taxes upon vesting of restricted stock on July 1, 2023

PROPOSAL NO. 2 – NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended, requires the Company to permit a non-binding advisory vote (at least once every three years) on the compensation of its Named Executive Officers, as described and presented in the “Executive Compensation” section of this 2024 Proxy Statement, and the accompanying tables and narrative disclosure.

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse our executive compensation program and policies through the following resolution:

“Resolved, that the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K located in the ‘Executive Compensation’ section of the 2024 Proxy Statement, and the accompanying executive compensation tables and narrative discussions is hereby APPROVED.”

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. It is our current policy to provide you this advisory voting opportunity annually. Accordingly, you will have the opportunity to vote on whether to approve, on an advisory basis, the compensation of our Named Executive Officers again at our 2025 annual meeting of shareholders.

The Board of Directors unanimously recommends a vote “FOR” this proposal.

PROPOSAL NO. 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Our Audit Committee has selected Mauldin & Jenkins, LLC, to serve as our independent accountants for the fiscal year ending December 31, 2024, subject to ratification by the shareholders. Representatives of Mauldin & Jenkins, LLC will be available at the Annual Meeting on May 16, 2024, and will have the opportunity to make a statement if they desire to do so. They will be available to answer your questions at that time.

Shareholder ratification of the selection of Mauldin & Jenkins, LLC as our independent registered public accounting firm for the 2024 fiscal year is not required by our bylaws, state law or otherwise. The Board of Directors is submitting the selection of Mauldin & Jenkins, LLC as the Company’s independent registered public accounting firm to the shareholders for ratification as a matter of good corporate practice. If the ratification of the appointment of Mauldin & Jenkins, LLC is not approved by a majority of the votes cast at the Annual Meeting, other independent registered public accounting firms may be considered by the Audit Committee of the Board of Directors. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interests of the Company and its shareholders.

The Board of Directors unanimously recommends a vote “FOR” this proposal.

During the fiscal year 2023, the Company retained Mauldin and Jenkins, LLC to serve as the Company's principal independent auditor. Services were provided in the following categories and amounts:

	2023	2022
Audit Fees (1)	$387,235	$353,865
Audit-related Fees (2)	41,850	42,500
Tax Fees	—	—
All other Fees	—	—

Total	$429,085	$396,365

(1)Includes audit of financial statements and internal controls over financial reporting, reporting to audit committee, review of quarterly financials, attestation of Internal Controls for FDICIA, and review of SEC filings.
(2)Includes assurance and related services, fees related to the HUD audit, fees related to the performance of audits and attest services not required by statute or regulations, due diligence and consents related to mergers, acquisitions, and investments, accounting consultations about the application of generally accepted accounting principles to proposed transactions and fees related to shelf registration and stock offering work through the end of the year.

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, the independent registered public accounting firm, and on a case-by-case basis, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. The Audit Committee delegates authority over the review of such preapprovals to an internal audit firm, which prepares an internal program that is subject to the Audit Committee’s approval. Such approval process ensures that the external auditor does not provide any non-audit services to the Company that are prohibited by law or regulation. The Audit Committee has considered the provision of non-audit services by our principal accountants and has determined that the provision of such services were consistent with maintaining the independence of the Company’s principal accountants. All services set forth above under the captions “Audit Fees”, “Audit-Related Fees”, “Tax Fees”, and “All Other Fees” were approved by the Audit Committee pursuant to SEC Regulation S-X Rule 2-.01(c)(7)(i).

Financial Information Systems Design and Implementation Fees.

The Company did not retain its principal accountant to perform Financial Information Systems Design or Implementation services in fiscal year 2023.

SHAREHOLDER PROPOSALS

Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in our proxy statement and form of proxy for our 2025 annual meeting must submit their proposals so that they are received by us at our principal executive offices, addressed to our Corporate Secretary, no later than December 3, 2024. Shareholder proposals not submitted for inclusion in next year’s proxy statement and form of proxy, but instead sought to be presented directly at our 2025 annual meeting of shareholders, may be brought before the annual meeting as long as the notice of the proposal is in writing and received by the Company, directed to the attention of the Corporate Secretary, no earlier than 5:00 p.m., Eastern Time, on January 16, 2025, which is 120 calendar days before the anniversary of this year's annual meeting, nor later than 5:00 p.m., Eastern Time, on February 15, 2025, which is 90 calendar days before the anniversary of this year's annual meeting. Any such proposal must comply in all respects with the Company’s Amended and Restated Bylaws and with the rules and regulations of the SEC. Upon timely receipt of any such proposal, the Company will determine whether to include it, if requested, in its proxy statement and proxy in accordance with applicable rules and regulations governing the solicitation of proxies.

To have a nominee included in the Company’s proxy statement and form of proxy for the annual meeting to be held in 2025, notice of such nomination must be submitted by the nominating shareholder on a Schedule 14N to the Company no earlier than 5:00 p.m., Eastern Time, on January 16, 2025 nor later than 5:00 p.m., Eastern Time on February 15, 2025, with such notice to also be filed with the SEC no later than February 15, 2025.

No director nominations were received from shareholders in connection with the Annual Meeting.

OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

Our Board of Directors knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the Company’s best interest.

ANNUAL REPORTS

Upon receipt of a written request, we will furnish, without charge, any owner of common stock of the Company a copy of its annual report as filed with the SEC on form 10-K (the “10-K”) for the fiscal year ended December 31, 2023, including financial statements and the schedules thereto. Copies of exhibits to the 10-K are also available upon specific request and payment of a reasonable charge for reproduction. Such requests should be directed to the Secretary of the Company at the address indicated on the front of this proxy statement.

HOUSEHOLDING

The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. The Company and certain intermediaries are householding proxy materials for shareholders of record in connection with the Annual Meeting. This means that:

•Only one Notice of Internet Availability of Proxy Materials or Proxy Statement and 2023 Annual Report will be delivered to multiple shareholders sharing an address unless you notify your broker or the Company to the contrary.

•You can contact the Company by calling (229) 426-6000 or writing Edward L Bagwell at 115 South Grant Street, Fitzgerald, Georgia 31750 to request a separate copy of the Notice of Internet Availability of Proxy Materials or 2023 Annual Report and Proxy Statement for the Annual Meeting and for future meetings or, if you are currently receiving multiple copies, to receive only a single copy in the future. You can also contact your broker to make a similar request.

COLONY BANKCORP, INC.
ATTN: CORPORATE SECRETARY
P.O. BOX 989
115 SOUTH GRANT STREET
FITZGERALD, GA 31750

**SCAN TO**
**VIEW MATERIALS & VOTE**

**VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V38484-P04704

KEEP THIS PORTION FOR YOUR RECORDS

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

DETACH AND RETURN THIS PORTION ONLY

**COLONY BANKCORP, INC.**

**The Board of Directors recommends you vote FOR the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. To elect the following eight director nominees to serve until the 2025 Annual Meeting of Shareholders: | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

**Nominees:**

01) Scott L. Downing
02) T. Heath Fountain
03) Audrey D. Hollingsworth
04) Edward P. Loomis, Jr.
05) Mark H. Massee
06) Meagan M. Mowry
07) Matthew D. Reed
08) Brian D. Schmitt

| **The Board of Directors recommends you vote FOR the following proposals:** | For | Against | Abstain |
|---|---|---|---|
| 2. To approve, on an advisory non-binding basis, the compensation of the Company's named executive officers as disclosed in the enclosed Proxy Statement; | ☐ | ☐ | ☐ |
| 3. To ratify the appointment of Mauldin & Jenkins, LLC, as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2024; and | ☐ | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V38485-P04704

**COLONY BANKCORP, INC.**
**Annual Meeting of Shareholders**
**May 16, 2024 11:00 AM Eastern Time**
**This proxy is solicited by the Board of Directors**

The shareholder(s) hereby appoint(s) T. Heath Fountain and Mark H. Massee, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of COLONY BANKCORP, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 AM, Eastern Time on May 16, 2024, at 115 South Grant St, Fitzgerald, GA 31750, and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

The Board of Directors is not aware of any matters likely to be presented for action at the 2024 Annual Meeting of Shareholders other than the matters listed herein. However, if any other matters are properly brought before the Annual Meeting, the persons named in this Proxy or their substitutes will vote upon such other matters in accordance with their best judgment. This Proxy is revocable at any time prior to its use.

By signing on the reverse side, I acknowledge receipt of NOTICE of the ANNUAL MEETING and the PROXY STATEMENT and hereby revoke all Proxies previously given by me for the ANNUAL MEETING.

**Continued and to be signed on reverse side**